Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use in this Registration Statement on Form S-1 of a.k.a Brands Holding Corp. of our report dated June 23, 2021 relating to the financial statements of Culture King Group Pty Ltd, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Melbourne, Australia
September 13, 2021